Exhibit 99.1

Quintiles 4th Quarter and Full Year 2015 Results and 2016 Guidance

  9.4% constant currency service revenue growth compared to the fourth quarter of 2014
  $0.90 diluted adjusted EPS representing 26.8% growth compared to the fourth quarter of 2014, fourth quarter GAAP reported diluted EPS of $0.85
  Net new business of $1.49 billion in the fourth quarter of 2015, representing a 1.32 book-to-bill ratio and increasing backlog to $12.04 billion as of December 31, 2015
  $265 million of share repurchases during the fourth quarter of 2015
  Full year 2016 service revenue guidance of 7.0% to 8.5% constant currency growth compared to full year 2015 and diluted adjusted EPS guidance of $3.70 to $3.85 per share, representing growth of 11.1% to 15.6% compared to full year 2015

DURHAM, N.C. Research Triangle Park, N.C.--(BUSINESS WIRE)--February 11, 2016--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the quarter and year ended December 31, 2015.

For the three months ended December 31, 2015, the Company’s service revenues were $1.13 billion which represents growth of 6.1%, or $64.6 million, including an unfavorable foreign currency impact of $35.5 million compared to the same period last year. The Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency”), was 9.4% with 12.1% growth in the Product Development segment and 2.2% growth in the Integrated Healthcare Services segment.

Adjusted income from operations was $187.7 million in the fourth quarter of 2015, representing growth of 14.3% compared to the same period last year. The adjusted income from operations margin was 16.6%, representing 120 basis points of expansion compared to the same period last year and including 140 basis points of favorable currency fluctuations. Adjusted net income was $111.4 million in the fourth quarter of 2015, representing growth of 21.3% compared to the same period last year. Diluted adjusted earnings per share was $0.90 in the fourth quarter of 2015, representing growth of 26.8% compared to the same period last year.

Reported GAAP income from operations was $178.0 million, reported GAAP net income attributable to Quintiles was $104.6 million, and reported GAAP diluted earnings per share was $0.85 for the three months ended December 31, 2015. Reconciliations of the non-GAAP measures to the corresponding GAAP measures, including adjusted income from operations, adjusted net income, and diluted adjusted earnings per share, are attached to this press release.

For the year ended December 31, 2015, the Company’s service revenue growth was 3.9%, or $160.6 million, including an unfavorable foreign currency impact of $212.3 million compared to 2014. At constant currency, the Company’s service revenues grew 9.0% with 7.2% growth in the Product Development segment and 14.0% growth in the Integrated Healthcare Services segment. Adjusted income from operations for the year ended December 31, 2015 was $679.8 million, representing growth of 13.4% and 130 basis points of margin expansion compared to the same period last year, resulting from a constant currency improvement in Integrated Healthcare Services and the benefit of 130 basis points of favorable currency fluctuations across the Company. Adjusted net income was $418.9 million for the year ended December 31, 2015, representing growth of 18.5% compared to the same period last year. Diluted adjusted earnings per share was $3.33 for the year ended December 31, 2015, representing growth of 23.3% compared to 2014. Reported GAAP income from operations was $646.6 million, reported GAAP net income attributable to Quintiles was $387.2 million and reported GAAP diluted earnings per share was $3.08 for the year ended December 31, 2015.

Net new business of $1.49 billion was recorded for the fourth quarter, representing a book-to-bill ratio of 1.32. For the year ended December 31, 2015, net new business totaled $5.32 billion, representing a book-to-bill ratio of 1.23. The fourth quarter net new business contributed to an ending backlog of $12.04 billion at December 31, 2015.

“We are pleased to have achieved another year of consistent growth in 2015, having delivered 9.0% constant currency revenue growth, 23.3% diluted adjusted earnings per share growth, and a consolidated book-to-bill of 1.23,” said Quintiles Chief Executive Officer Tom Pike. “As expected, our Product Development segment delivered a strong fourth quarter, with 12.1% constant currency revenue growth and a 1.30 book-to-bill ratio. We believe we are well-positioned for the long-term with our $12.04 billion of backlog.”

The Product Development segment net new business totaled $1.10 billion in the quarter ended December 31, 2015, which translates to a book-to-bill ratio of 1.30. Product Development’s service revenues at constant currency grew 12.1%, or $93.7 million, during the fourth quarter of 2015 compared to the same period last year. At actual foreign exchange rates, Product Development service revenues were negatively impacted by $22.4 million of unfavorable foreign currency fluctuations, resulting in service revenue growth of 9.2% compared to the same period last year. The constant currency revenue growth resulted from Q2 Solutions and volume-related increases in core clinical services, clinical solutions provided on a functional resourcing basis, and clinical trial support services. Product Development’s income from operations margin was 23.7% for the fourth quarter, representing an improvement of 200 basis points compared to the same period last year, including a benefit of 190 basis points from favorable currency fluctuations.

The Integrated Healthcare Services segment net new business totaled $390 million in the quarter ended December 31, 2015, which translates to a book-to-bill ratio of 1.38. On a constant currency basis, Integrated Healthcare Services’ service revenues increased 2.2%, or $6.4 million, during the fourth quarter of 2015 compared to the same period last year. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues declined 2.3% to $282.9 million, negatively impacted by $13.1 million from unfavorable foreign currency fluctuations. The constant currency revenue growth resulted from increases in real-world and late phase research services, offset by a decline in commercial services in North America due to cancellations, and a decline in Europe due primarily to the conclusion of an agreement to distribute pharmaceutical products in Italy in the fourth quarter of 2014. Integrated Healthcare Services’ income from operations margin was 8.2% for the fourth quarter, representing a decline of 20 basis points compared to the same period last year, due to lower margins in commercial services in North America and Japan, offset by higher margins in real world and late phase research.

General corporate and unallocated expenses were $35.4 million during the quarter ended December 31, 2015 compared to $28.2 million for the same period last year. Interest expense was $25.5 million during the quarter ended December 31, 2015 compared to $26.0 million for the same period last year.

The GAAP effective income tax rate was 32.1% for the fourth quarter of 2015 compared to 29.4% for the same period in 2014 and 29.5% for the full year ended December 31, 2015 compared to 29.9% for 2014.

Equity in earnings of unconsolidated affiliates was $0.3 million during the fourth quarter of 2015 compared to equity in losses of unconsolidated affiliates of $5.4 million for the same period last year.

Net income attributable to noncontrolling interests was $3.5 million during the quarter ended December 31, 2015, primarily due to the minority interest partner’s share in Q2 Solutions. There was no material net income attributable to noncontrolling interests in the same period last year.

The Company repurchased approximately 4.0 million shares of its common stock in the fourth quarter of 2015 for $265.0 million, and has approximately $144.5 million remaining under its repurchase authorization. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, has no end date, and may be modified, suspended, or discontinued at any time.

Financial Guidance

For 2016, the Company expects to achieve service revenue constant currency growth between 7.0% and 8.5% compared to full year 2015, and diluted adjusted earnings per share of $3.70 to $3.85 per share, representing growth of 11.1% to 15.6% with diluted GAAP earnings per share between $3.52 and $3.70 per share, and an annual effective income tax rate estimated at approximately 29.0%. This financial guidance assumes January foreign currency exchange rates remain in effect for the remainder of the year and does not reflect the potential impact of any future equity repurchases.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EST today to discuss its fourth quarter and full year 2015 financial results. To participate, please dial +1 (855) 710-5091 or +1 (706) 902-0591 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live via webcast on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EST today.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “guidance,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, that most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may under-price its contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; the Company may be unable to successfully identify, acquire and integrate businesses, services and technologies; the Company’s effective income tax rate may fluctuate, which may adversely affect our operations, earnings, and earnings per share; certain of the Company’s corporate governance documents could make an acquisition of the Company more difficult; and the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC, as such factors may be amended or updated from time to time in Quintiles’ subsequent periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. The Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted earnings per share, each of which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of the Company’s business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. These non-GAAP measures are performance measures only and are not measures of the Company’s cash flows or liquidity, nor are they alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors and potential investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the 'Investors' section of the Company’s website at www.quintiles.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

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QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)
Service revenues	$1,128,599	$1,064,045	$4,326,419	$4,165,822
Reimbursed expenses	393,131	347,043	1,411,200	1,294,176
Total revenues	1,521,730	1,411,088	5,737,619	5,459,998
Costs of revenue, service costs	696,856	674,819	2,725,586	2,684,106
Costs of revenue, reimbursed expenses	393,131	347,043	1,411,200	1,294,176
Selling, general and administrative	244,066	225,055	920,985	882,338
Restructuring costs	7,210	5,239	30,752	8,988
Impairment charges	2,484	—	2,484	—
Income from operations	177,983	158,932	646,612	590,390
Interest income	(847)	(559)	(4,317)	(3,410)
Interest expense	25,536	26,037	101,792	100,589
Loss on extinguishment of debt	—	—	7,780	—
Other (income) expense, net	(5,502)	586	2,362	(8,978)
Income before income taxes and equity in
earnings (losses) of unconsolidated affiliates	158,796	132,868	538,995	502,189
Income tax expense	51,009	39,007	158,989	150,056
Income before equity in earnings (losses)
of unconsolidated affiliates	107,787	93,861	380,006	352,133
Equity in earnings (losses) of unconsolidated affiliates	300	(5,417)	8,298	4,368
Net income	108,087	88,444	388,304	356,501
Net income attributable to noncontrolling interests	(3,517)	(18)	(1,099)	(118)
Net income attributable to Quintiles
Transnational Holdings Inc.	$104,570	$88,426	$387,205	$356,383
Earnings per share attributable to common shareholders:
Basic	$0.86	$0.70	$3.15	$2.78
Diluted	$0.85	$0.69	$3.08	$2.72
Weighted average common shares outstanding:
Basic	120,966	125,638	123,038	127,994
Diluted	123,192	128,626	125,630	131,083

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

			December 31,	December 31,
			2015	2014
ASSETS
Current assets:
Cash and cash equivalents			$977,151	$867,358
Restricted cash			2,478	2,882
Trade accounts receivable and unbilled services, net			1,165,749	975,255
Prepaid expenses			50,624	44,628
Deferred income taxes			100,978	118,515
Income taxes receivable			34,089	45,357
Other current assets and receivables			80,916	92,088
Total current assets			2,411,985	2,146,083
Property and equipment, net			188,393	190,297
Investments in debt, equity and other securities			32,911	34,503
Investments in and advances to unconsolidated affiliates			52,382	31,508
Goodwill			719,740	464,434
Other identifiable intangibles, net			368,106	280,243
Deferred income taxes			42,684	35,972
Deposits and other assets			110,115	112,913
Total assets			$3,926,316	$3,295,953
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable			$145,484	$108,743
Accrued expenses			760,757	733,644
Unearned income			584,646	543,305
Income taxes payable			35,173	55,694
Current portion of long-term debt and obligations
held under capital leases			48,513	826
Other current liabilities			19,603	29,688
Total current liabilities			1,594,176	1,471,900
Long-term debt and obligations held under
capital leases, less current portion			2,419,293	2,282,612
Deferred income taxes			65,702	61,797
Other liabilities			182,826	183,656
Total liabilities			4,261,997	3,999,965
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital,
300,000 shares authorized, $0.01 par value,
119,378 and 124,129 shares issued and outstanding at
December 31, 2015 and 2014, respectively			8,784	143,828
Accumulated deficit			(461,635)	(788,798)
Accumulated other comprehensive loss			(111,366)	(59,091)
Deficit attributable to Quintiles Transnational
Holdings Inc.’s shareholders			(564,217)	(704,061)
Noncontrolling interests			228,536	49
Total shareholders’ deficit			(335,681)	(704,012)
Total liabilities and shareholders’ deficit			$3,926,316	$3,295,953

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

			Year Ended
			December 31,
			2015	2014
Operating activities:
Net income			$388,304	$356,501
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization			127,742	121,013
Amortization of debt issuance costs and discount			9,170	6,688
Amortization of accumulated other comprehensive
loss on terminated interest rate swaps			7,881	—
Share-based compensation			37,758	30,001
Gain on disposals of property and equipment, net			(710)	(975)
Impairment of long-lived assets			2,484	—
Earnings from unconsolidated affiliates			(8,265)	(4,346)
Loss (gain) on investments, net			1,012	(4,797)
Provision for (benefit from) deferred income taxes			18,351	(6,168)
Excess income tax benefits from share-based award activities			(39,071)	(20,303)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services			(246,028)	(78,630)
Prepaid expenses and other assets			14,436	(40,832)
Accounts payable and accrued expenses			104,350	45,804
Unearned income			53,847	19,943
Income taxes payable and other liabilities			4,430	7,855
Net cash provided by operating activities			475,691	431,754
Investing activities:
Acquisition of property, equipment and software			(78,391)	(82,650)
Acquisition of businesses, net of cash acquired			31,725	(92,201)
Proceeds from disposition of property and equipment			2,491	1,611
Proceeds from sale of equity securities			—	5,861
Investments in and advances to unconsolidated
affiliates, net of payments received			(12,350)	(4,472)
Termination of interest rate swaps			(10,981)	—
Other			551	(1,263)
Net cash used in investing activities			(66,955)	(173,114)
Financing activities:
Proceeds from issuance of debt			2,248,500	275,000
Payment of debt issuance costs			(22,028)	(1,455)
Repayment of debt			(2,056,780)	(30,157)
Proceeds from revolving credit facility			—	150,000
Repayment of revolving credit facility			—	(150,000)
Principal payments on capital lease obligations			(4,296)	(2,612)
Contingent consideration paid			(3,000)	(3,000)
Payment of common stock issuance costs			—	(105)
Stock issued under employee stock purchase and option plans			64,297	35,228
Repurchase of common stock			(515,010)	(415,131)
Repurchase of stock options			—	(8,415)
Excess income tax benefits from share-based award activities			39,071	20,303
Net cash used in financing activities			(249,246)	(130,344)
Effect of foreign currency exchange rate changes on cash			(49,697)	(39,081)
Increase in cash and cash equivalents			109,793	89,215
Cash and cash equivalents at beginning of period			867,358	778,143
Cash and cash equivalents at end of period			$977,151	$867,358

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATIONS
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)
Service revenues
Product Development	$845,659	$774,455	$3,191,630	$3,097,831
Integrated Healthcare Services	282,940	289,590	1,134,789	1,067,991
Total service revenues	1,128,599	1,064,045	4,326,419	4,165,822

Costs of revenue, service costs
Product Development	476,004	446,445	1,828,734	1,820,937
Integrated Healthcare Services	220,852	228,374	896,852	863,169
Total costs of revenue, service costs	696,856	674,819	2,725,586	2,684,106

Selling, general and administrative
Product Development	169,654	159,981	648,297	631,678
Integrated Healthcare Services	38,943	36,950	153,896	140,019
General corporate and unallocated	35,469	28,124	118,792	110,641
Total selling, general and administrative	244,066	225,055	920,985	882,338

Income from operations
Product Development	200,001	168,029	714,599	645,216
Integrated Healthcare Services	23,145	24,266	84,041	64,803
General corporate and unallocated	(35,469)	(28,124)	(118,792)	(110,641)
Restructuring costs	(7,210)	(5,239)	(30,752)	(8,988)
Impairment charges	(2,484)	—	(2,484)	—
Total income from operations	$177,983	$158,932	$646,612	$590,390

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted EBITDA
Net income attributable to Quintiles Transnational Holdings Inc.	$104,570	$88,426	$387,205	$356,383
Interest expense, net	24,689	25,478	97,475	97,179
Income tax expense	51,009	39,007	158,989	150,056
Depreciation and amortization	34,518	31,900	127,742	121,013
Restructuring costs	7,210	5,239	30,752	8,988
Impairment charges	2,484	—	2,484	—
Loss on extinguishment of debt	—	—	7,780	—
Adjustment to estimated contingent consideration	175	—	6,177	(8,839)
Adjusted EBITDA	$224,655	$190,050	$818,604	$724,780

Adjusted Income from Operations
Income from operations	$177,983	$158,932	$646,612	$590,390
Restructuring costs	7,210	5,239	30,752	8,988
Impairment charges	2,484	—	2,484	—
Adjusted income from operations	$187,677	$164,171	$679,848	$599,378

Adjusted Net Income
Net income attributable to Quintiles Transnational Holdings Inc.	$104,570	$88,426	$387,205	$356,383
Restructuring costs	7,210	5,239	30,752	8,988
Noncontrolling interests effect of non-GAAP adjustments (1)	(89)	—	(2,395)	—
Impairment charges	2,484	—	2,484	—
Loss on extinguishment of debt	—	—	7,780	—
Adjustment to estimated contingent consideration	175	—	6,177	(8,839)
Tax effect of adjustments (2)	(2,949)	(1,816)	(13,080)	(3,114)
Adjusted net income	$111,401	$91,849	$418,923	$353,418

Diluted weighted average common shares outstanding	123,192	128,626	125,630	131,083
Diluted adjusted earnings per share	$0.90	$0.71	$3.33	$2.70

(1) Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

(2) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of (i) restructuring costs which were tax effected at 27.6% and 34.7% during the three months ended December 31, 2015 and 2014, respectively, and 29.7% and 34.6% during the year ended December 31, 2015 and 2014, respectively and (ii) contingent consideration which is not tax effected as it represents a permanent difference between book and tax income.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(in millions, except per share data)
(unaudited)

Reconciliation of GAAP to Non-GAAP Full Year 2016 Guidance
			Diluted Adjusted
	Adjusted Net Income		Earnings Per Share
	Low	High	Low	High
Net income attributable to Quintiles and diluted earnings per share	$432	$454	$3.52	$3.70
Restructuring costs, net of tax and noncontrolling interests (1)	22	19	0.18	0.15
Adjusted net income and diluted adjusted earnings per share	$454	$473	$3.70	$3.85

(1) Restructuring costs are adjusted for the portion attributable to the minority interest partner in Q2 Solutions and are tax effected at approximately 30.0%.

Note: Totals may not sum due to rounding.

CONTACT:
Quintiles
Phil Bridges, Media Relations
Office: 919-998-1653
Mobile: 919-457-6347
phil.bridges@quintiles.com
or
Todd Kasper, Investor Relations
919-998-2590
InvestorRelations@quintiles.com